Exhibit 10.3
Exhibit B to MUTUAL SEPARATION AND
TRANSITION AGREMENT (Exhibit 10.2)

FORM OF CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between Angeion Corporation, a Minnesota Corporation (“Company”) and Mr. Rodney A. Young (“you”) and will be effective as set forth below.

          WHEREAS, you were an employee of the Company, and you possesses certain unique skills, talents, contacts, judgment and knowledge of the Company’s business, strategies and objectives; and

          WHEREAS, you have been released from your employment obligations with the Company under a Mutual Separation and Transition Agreement dated November 15, 2010, and a General Release of Claims dated December 31, 2010, and are signing this Agreement in consideration of certain benefits the Company agreed to pay you for entering into this Agreement with the Company; and

          WHEREAS, the Company desires to retain you in the capacity and on the terms and conditions hereinafter set forth, and you have agreed to accept such terms and conditions.

          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.	Scope of Work as Consultant

a.

You agree to provide to the Company consulting services as are reasonably requested of or assigned to you by or under the authority of the Board of Directors of the Company through the Chief Executive Officer of the Company.

b.

While you are performing these consulting services, you are an independent contractor and are not an employee, partner, or co-venturer of, or in any other service relationship with the Company. The manner in which you render these consulting services will be within your sole control and discretion. Without limiting the foregoing, you are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner without the prior express written authorization from the Company.

2.	Term

Your consulting services will commence on January 1, 2011, and continue until June 30, 2012, or earlier as provided for in Section 5 of this Agreement (the “Term”).

3.	Compensation

a.

During the Term, the Company will pay you a consulting fee of $108,000. This fee will be paid in equal monthly payments of $6,000. The Company will pay you the monthly payments within five business days of the beginning each month during the Term.

b.

You are solely responsible for all business expenses incurred unless directly related to the consulting services rendered to the Company under this Agreement and agreed to by the Company in advance of any expense incurred and submitted to the Company along with documentation, in which case such expense may be eligible for reimbursement. Expenses that qualify for reimbursement will be paid by the Company within ten business days after receipt of the expense.

c.

You are solely responsible for all payroll taxes arising from the compensation and other amounts paid to you under this Agreement for your consulting services, including, without limitation, state or federal income tax or for FICA taxes. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, be withheld or paid by the Company on your behalf.

	d.	You will not be eligible for, and will not participate in, any social security or unemployment compensation or any employee pension, health, welfare, or other fringe benefit plan, of the Company.

	e.	No worker’s compensation insurance will be obtained by Company covering you.

4.	Confidential Information; Non-competition; Non-solicitation; Remedies

a.

You understand and agree that as a consultant to the Company, you will receive and contribute to Confidential Information. You agree that at all times during the period of this Agreement and after the termination thereof for any reason whatsoever, you will keep secret Confidential Information and that you will not use or disclose the same except as such use or disclosure may be required in connection with your work for the Company, or unless the Company first expressly authorizes such disclosure in writing, or unless such disclosure is compelled by law or legal process. You acknowledge that the Company’s Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any improper disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. For purposes of this Agreement, “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies; tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during the term of this Agreement, all of which are held, possessed or owned by the Company and all of which are continually used in the operations and business of the Company. The compilation, manipulation or other exploitation of generally known information may constitute Confidential Information. Confidential Information does not include knowledge or information that is now or subsequently becomes generally known within the Company’s industry other than as a direct or indirect result of the breach of this Agreement by you.

b.

During the period you provide services to the Company under this Agreement and for 12 months after the date this Agreement terminates in accordance with Section 5, you may not engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership, or other business entity, in any business which competes with the Company relating to (i) the manufacture or sale of cardio respiratory diagnostic devices to (A) clinical research, (B) hospital, physician office and clinic or (C) health & fitness markets or (ii) any other business in which the Company or any subsidiary of the Company (to the extent that the Company has more than a 20 percent equity interest in the subsidiary) Company is then engaged and was engaged on the date this Agreement terminates. Mere ownership by you of not more than 5% of the outstanding common stock of a company the securities of which are publicly traded will not constitute competition for purposes of this Section 4b.

c.

During the period you provide services to the Company under this Agreement and for 12 months after the date this Agreement terminates in accordance with Section 5, you may not, directly or indirectly, divert, solicit or accept business from any client or prospective client of the Company for business relating to (a) the manufacture or sale of cardio respiratory diagnostic devices to the (i) clinical research, (ii) hospital, physician office and clinic or (iii) health & fitness markets or (b) any other business in which the Company is then engaged and was engaged on the date this Agreement terminates. You also may not, directly or indirectly, in any way interfere, or attempt to interfere, with the Company’s relationships with any of its actual or potential vendors or suppliers.

d.

During the period you provide services to the Company under this Agreement and for 12 months after the date this Agreement terminates in accordance with Section 5, without the express written consent of the Chief Executive Officer of the Company, you may not, directly or indirectly, attempt to hire away any then-current employee of the Company or any subsidiary or to persuade any such employee to leave employment with the Company or any subsidiary.

e.

You acknowledge and agree that any violation of Section 4 hereof could be highly injurious to the Company, and that it would be extremely difficult to compensate the Company fully for damages for any such violation. Accordingly, the parties specifically agree that the Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of Section 4 hereof and that you are entitled to seek declaratory relief to resolve any disputes or interpretations regarding Section 4 hereof. Any such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive and declaratory relief will not, however, diminish the right of either party to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to such injunctive or declaratory relief.

5.	Termination.

This Agreement will terminate and be of no further force and effect on the earliest of the following events:

	a.	June 30, 2012;

	b.	Termination or modification of the terms and conditions of the Agreement as the parties may mutual agree in writing;

	c.	Your rescission of your General Release of Claims; or

	d.	Upon the election of the Company, if you breach your post termination obligations under the Mutual Separation and Transition Agreement and the General Release of Claims.

6.	Miscellaneous

	a.	Amendments. This agreement may not be amended or modified except by a written agreement signed by both parties.

b.

Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

c.

Successors and Assigns. This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

d.

Arbitration. Any disputes arising under or in connection with this Agreement must be resolved by final and binding arbitration as provided for in the Mutual Separation and Transition Agreement and the 2007 Amended Employment Agreement.

e.

Complete Agreement. This Agreement is the entire agreement between the parties concerning a consulting relationship and supersedes and replaces any existing arrangement between the parties hereto relating to your consulting relationship with Company. The Company and you hereby acknowledge that there are no other agreements regarding your consulting relationship with the Company, apart from this Agreement.

f.

Governing Law. This agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

          IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date and year first above written.

ANGEION CORPORATION

By:
Mark W. Sheffert, Chairman	Rodney A. Young

Date: December 31, 2010	Date: December 31, 2010